                                     [LETTERHEAD]

                                                            Exhibits 5 and 23.1

June 28, 1996

Active Voice Corporation
2901 Third Avenue, Suite 500
Seattle, Washington 98121-9800

RE: FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

We have acted as counsel to you (the "Company") in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company will file with the Securities and Exchange Commission, with respect to an aggregate of 220,000 shares of Common Stock of the Company (the "Shares") issuable upon exercise of options that may hereafter be granted under the Company's 1993 Stock Option Plan (the "Plan").

We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plan will, upon due execution by the Company and the registration by its registrars of the certificates for the Shares and issuance thereof by the Company and receipt by the Company of the consideration therefor in accordance with the terms of the Plan, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Benjamin F. Stephens

Benjamin F. Stephens
    of
GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.